Investor Relations Contact:

Lori Owen
Xilinx, Inc.
(408) 879-6911
ir@xilinx.com

XILINX PROVIDES JUNE QUARTER FY07 BUSINESS UPDATE

SAN JOSE, CA, JUNE 8, 2006 — Xilinx, Inc. (Nasdaq: XLNX) today announced its business update for the June quarter of fiscal 2007.

•                  Sequential revenue growth is expected to be 1% -5%, unchanged from previous guidance.

•                  Gross margin is expected to be approximately 62%, including approximately $4 million of stock-based compensation charges.  This is down slightly from prior guidance of approximately 62.5% due primarily to mix shifts within the new products category.

This release contains forward-looking statements and projections. Actual events and results may differ materially from those in the forward-looking statements and are subject to risks and uncertainties including the general health of global economies as well as of the semiconductor industry, the health of our end markets and our customers’ customers, our ability to forecast end customer demand, customer acceptance of our new products, greater than expected mix shift within the new products category or greater than expected decline in mainstream products, the ability of our customers to manage their inventories, a high dependence on turns business, higher-than-anticipated product delinquencies, more customer volume discounts than expected, our ability to deliver product in a timely manner, our ability to secure meaningful wafer capacity from our suppliers, our ability to secure adequate test, packaging and assembly capacity from our suppliers, our ability to successfully manage production at multiple foundries, and other risk factors listed in our most recent Form 10-K.

                About Xilinx

Xilinx, Inc. (NASDAQ: XLNX) is the worldwide leader of programmable logic solutions. Additional information about Xilinx is available at http://www.xilinx.com.

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